Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Astec Industries, Inc. 2006 Incentive Plan of our report dated February 25, 2004 (except for Note 8, as to which the date is March 4, 2004), with respect to the consolidated statements of operations, shareholder's equity and cashflows of Astec Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chattanooga, Tennessee
May 19, 2006